UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2007

Zone Mining Limited
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52086	98-0446135
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

111 Presidential Blvd., Suite 165, Bala Cynwyd, PA, 19004
(Address of Principal Executive Offices) (Zip Code)

 (610) 771-0680
Registrant's telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2007, Stephen P. Harrington resigned his positions as the Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer of Zone Mining Limited (the “Company”, “we”, or “us”). Concurrent with his resignation, we appointed James G. Clark to serve as our Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer and also to serve as director of the Company.

James G. Clark, 47, has nearly twenty years of accounting and financial management experience. Since July 2005, Mr. Clark has served as a managing member of Milestone Equities, LLC, a San Diego, California based company that invests in real estate, early stage technology companies, and publicly traded securities. From 1999 to July, 2005, Mr. Clark served as the Senior Executive Vice President and Chief Financial Officer of Education Lending Group, Inc., a publicly held student loan provider that was listed on the Nasdaq Stock Market, where he was responsible for all public filings, investor relations, financial reporting, cash management, and securitization transactions. Mr. Clark was instrumental in growing the business from inception to over $4.1 billion in student loans and led the auction process in which the company was sold to CIT Group, Inc., a NYSE listed company. Prior to joining Education Lending Group, from 1998 to 1999 Mr. Clark was an independent consultant providing executive management services to various companies which included selecting and managing the implementation of computerized accounting solutions. From 1996 to 1998, Mr. Clark was the Chief Financial Officer of DTS Communications, Inc., a software development company which provided electronic closing services over the Internet to the real estate industry, where he was responsible for budgeting, banking, cash management, investor relations, insurance, and financial reporting, as well as developing and implementing financial controls and procedures. Prior to joining DTS, Mr. Clark was the Chief Financial Officer of Lava Enterprises, Inc. from 1994 to 1996, a partner at Mayer, Ellis, & Clark, a market research and consulting firm, from 1992 to 1994, and a senior manager with KPMG Peat Marwick from 1989 to 1991. Mr. Clark is a certified public accountant in the state of California and earned a master’s degree in accounting from San Diego State University.

On January 25, 2007, we entered into an employment agreement with Mr. Clark which provides for an annual base salary of $200,000 and a discretionary bonus based upon achievement of performance objectives determined by the Board of Directors. The agreement has a term of 12 months and may be extended for additional 12 month terms. The agreement provides for Mr. Clark to be employed on an at-will basis, however in the event that Mr. Clark is terminated without cause, we are required to pay to Mr. Clark an amount equal to his base salary due for the remainder of the employment term, the pro rata portion on any bonus due, and provide benefits for the remainder of the term. The agreement contains standard and customary confidentiality and work made for hire provisions as well as a non-solicitation of employee provision that prohibits Mr. Clark from soliciting any employee or independent contractor of the Company to sever their relationship with the Company during the term of his employment and for a period of one year thereafter. The agreement also prohibits Mr. Clark from using any trade secret of the Company to solicit any customer of the Company during the term of employment and thereafter.

Prior to joining the Company, on December 12, 2006, Mr. Clark purchased 200,000 shares of common stock of the Company in a private placement transaction for an aggregate price of $7,000. The shares were purchased on the same terms and conditions as all other persons participating in the private placement.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated January 25, 2007 by and between the Company and James G. Clark

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zone Mining Limited

Date: January 31, 2007	By:	/s/ James G. Clark
James G. Clark
Chief Executive Officer

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